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                                                                    Exhibit 99.1

                                                       Contact: Anita-Marie Hill
                                                                     Maya Pogoda
                                                                    310-788-2850

For Immediate Release
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[LOGO OF EINSTEIN NOAH BAGEL CORP.]

                            Einstein/Noah Bagel Corp.
                    Obtains Court Approval of Sale of Assets
             to Affiliates of New World Coffee-Manhattan Bagel, Inc.


         Golden, Co. - June 4, 2001 - Einstein/Noah Bagel Corp. announced today that it has obtained bankruptcy court approval of the sale of substantially all of the assets of the Company and its majority-owned subsidiary, Einstein/Noah Bagel Partners, L.P. ("Bagel Partners"), to Einstein Acquisition Corp. and Greenlight New World, LLC, affiliates of New Jersey-based New World Coffee-Manhattan Bagel, Inc. ("New World"), for a purchase price consisting of $160 million in cash and the assumption of up to $30 million in liabilities. The New World affiliates were the successful bidder in an auction that was conducted on June 1, 2001 in the U.S. Bankruptcy Court in Phoenix, Arizona.

         The transaction is subject to customary conditions, including the expiration or termination of the waiting period under the Hart Scott Rodino Antitrust Improvements Act. The transaction is scheduled to close on or before June 20, 2001.

         The Company and Bagel Partners had previously entered into an agreement to sell substantially all of their assets to an affiliate of Three Cities Research, a New York-based private equity firm, for $145 million in cash and the assumption of up to $22.7 million in liabilities, but that agreement was subject to bankruptcy court
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approval and the receipt of higher and better offers in the court-approved bidding process.

         "We were pleased that the bidding process resulted in a deal that offers additional value to our stakeholders," stated Robert M. Hartnett, chairman and chief executive officer of Einstein/Noah Bagel Corp. "We are also pleased that our operating business will be able to emerge from bankruptcy significantly healthier than when it entered, with same store sales up 3.7% in the first quarter of 2001 over the comparable quarter in 2000."

         The combined entity will be the undisputed leader of the bagel industry, with approximately 800 company-owned, licensed and franchised stores. New World has indicated that it intends to retain the Company's management team and that the Company's support center will remain in Golden, Colorado.

         Currently, Einstein/Noah Bagel Corp., through Bagel Partners, operates 458 retail bagel stores in 29 states and the District of Columbia operating under the Einstein Bros. and Noah's New York Bagels brand names. Einstein Bros. and Noah's stores are unique bagel cafes and bakeries featuring fresh-baked bagels, a variety of cream cheese spreads, specialty coffee drinks, soups, sandwiches and salads.

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Certain statements in this press release constitute "forward-looking statements"
made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which are described in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, which may cause the actual results, performance or achievements of the Company, Einstein/Noah Bagel Partners, L.P., Einstein Bros.

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stores and Noah's New York Bagels stores to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Except as required by applicable law, the Company does not undertake any obligation to update any of these forward-looking statements.

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